Exhibit 99.1

NEWS RELEASE

Trans Energy, Inc.

210 Second Street

PO Box 393

St. Marys, WV 26170

Company contact:

John G. Corp

304-684-7053

www.transenergyinc.com

TRANS ENERGY, INC. REPORTS PRODUCTION RESULTS ON

DOMAN WELLS IN MARSHALL COUNTY, WEST VIRGINIA

Adjusted 30-Day IP Rates Place the Doman Wells

Among the Company’s Top Performing Horizontal Marcellus Wells

Improved Drilling and Completion Techniques

Delivering Consistent, Superior Well Results

ST. MARYS, WEST VIRGINIA, MARCH 7, 2013 — Trans Energy, Inc. (OTCQB: TENG), a pure play Marcellus Shale exploration and production company, today announced 30-Day initial production (IP) results on the Doman #1H and Doman #2H in Marshall County, West Virginia.

30-Day Production Rates Set New Record For Company’s Wells in Marshall County

Initial 30-day production rates from the Doman #1H and Doman #2H averaged 6,421 Mcfe/d and 5,567 Mcfe/d, respectively. The two Doman horizontal wellbores are parallel to one another and were hydraulically stimulated using the same technique as the company used in its recent completions in Wetzel County. The effective lateral lengths that were hydraulically stimulated in the Doman #1H and the Doman #2H were 3,420 feet and 3,427 feet, respectively.

Adjusted 30-Day Production Rates Set New Record Average For Single Trans Energy Pad Site

When adjusted based on their effective lateral lengths, the average of the 30-day IP rates from the Doman #1H and the Doman #2H is superior to the average of the comparable rates on either the Anderson or Dewhurst pad sites, which are the locations of the company’s recent record setting wells in Wetzel County. The two previous best performing wells, located on those pads, had set company records for both actual and adjusted 30-day IP rates.

The adjusted rates for the Doman #1H and the Doman #2H represent the second and fourth best 30-day IP rates of any of the company’s wells to date, and the adjusted average for the Doman pad site exceeds the average for either the Anderson or Dewhurst pad site, which had previously exhibited the company’s best performance to date.

The data in the table on the following page demonstrate the 30-day IP rates for the company’s recent completions, as compared to the average of the adjusted 30-day IP rates for previous completions in Marshall and Wetzel Counties.

Well	30-Day IP Rate	Effective Lateral Length	Adjusted 30-Day IP Rate	Rank
Anderson 5H	9,765	4,980	1,961	1
Doman 1H	6,421	3,420	1,877	2
Dewhurst 110H	7,173	4,000	1,793	3
Doman 2H	5,567	3,427	1,624	4
Dewhurst 111H	8,637	5,521	1,564	5
Anderson 7H	7,130	5,470	1,303	6
Previous Marshall County Average*	4,060	4,009	1,007
Doman Pad Site Average	5,994	3,424	1,751
Anderson Pad Site Average	8,448	5,225	1,632
Dewhurst Pad Site Average	7,905	4,761	1,679
Anderson & Dewhurst Pad Avg.	8,176	4,993	1,655

*	Reflects wells on the Whipkey, Stout, Keaton, Groves, Lucey and Goshorn pads

John G. Corp, President of Trans Energy, said, “The Doman #1H and #2H are two of our best performing wells to date. Thirty-day IP rates came in at record levels, and we’re seeing higher internal rates of return. Most important, however, is the operational consistency we’re starting to see across our acreage positions in Marshall and Wetzel County as we have continued to enhance our drilling and completion techniques. The results are slowly starting to translate into, what we believe, is a manufacturing process across this acreage.

Corp continued, “As we recently announced, our expanded credit facility provides us with an additional twenty-five million dollars. Proceeds from this facility will go toward further development of our Marcellus Shale acreage position. In fact, we are in the process of deploying two additional rigs that will soon begin drilling in Marshall and Marion counties. Upon completion of these wells, one of the rigs will be redeployed to Tyler County, West Virginia to begin drilling.”

Additional information regarding Trans Energy, including maps, investor presentations, news releases and videos can be found at the Company’s new website www.transenergy.com. Trans Energy will regularly update information on the website to provide investors with the most up to date information on the Company and its operations.

About Trans Energy, Inc.

Trans Energy, Inc. (OTCQB: TENG) is a pure play Marcellus Shale oil and gas exploration and development company, headquartered in the Appalachian Basin. Further information can be found on the Company’s website at www.transenergyinc.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995—Forward-looking statements in this release do not constitute guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. Forward-looking statements in this document include statements regarding the Company’s exploration, drilling and development plans, the Company’s expectations regarding the timing and success of such programs. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. For a more detailed discussion of the risks and uncertainties of our business, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the Securities and Exchange Commission. We assume no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.